Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Embarq Corporation

We consent to the incorporation by reference in the Form S-8 (No. 333-134017 and No. 333-150607) registration statements of Embarq Corporation of our report dated February 12, 2009, with respect to the consolidated balance sheets of Embarq Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive income (loss), cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2008, the related financial statement schedule, and the effectiveness of internal control over financial reporting as December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Embarq Corporation and to the reference to our firm under the heading, “Selected Financial Data” in the Form 10-K. Our report on the consolidated financial statements and related financial statement schedule refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, for its financial assets and liabilities as of January 1, 2008, FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109, as of January 1, 2007 and Statement of Financial Accounting Standards No. 158, Employers Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R), as of December 31, 2006.

/s/ KPMG LLP

Kansas City, Missouri

February 12, 2009